Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Endo International plc of our report dated February 27, 2018, except for the effects of the change in composition of reportable segments discussed in Note 6 to the consolidated financial statements, as to which the date is May 8, 2018, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Endo International plc’s Current Report on Form 8-K dated May 8, 2018.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 8, 2018